UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

NEXTGEN HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)

SHELDON RAZIN LANCE E. ROSENZWEIG KENNETH H. FEARN, JR. RAMON GREGORY JULIE SCHOENFELD RUBY SHARMA
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sheldon Razin (“Mr. Razin”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “2021 Annual Meeting”) of NextGen Healthcare, Inc., a California corporation (the “Company”).

On August 27, 2021, Mr. Razin issued the following press release:

The Razin Group Exposes NextGen Healthcare’s Alarming Attempt to Mislead Shareholders in August 26th Press Release

Exposes Company’s Latest Effort to Deceive Shareholders by Citing Cherry-Picked Excerpts of Emails Between Lance Rosenzweig and Nominating & Governance Committee Chair Morris Panner, a Long-Term Ally of Board Chairman Jeffrey Margolis

Notes the Company Failed to Disclose That Mr. Rosenzweig Conveyed the Razin Group’s Openness to a Dialogue with the Board and Willingness to Make Director Candidates Available for Interviews at the Appropriate Time

Releases Email Exchange Between Messrs. Rosenzweig and Panner to Provide Shareholders the Transparency They Deserve

IRVINE, Calif.--(BUSINESS WIRE)--Sheldon Razin, who collectively with Lance Rosenzweig and the other participants in his solicitation owns approximately 15.2% of the outstanding common shares of NextGen Healthcare, Inc. (NASDAQ: NXGN) (“NextGen Healthcare” or the “Company”), today addressed the Company’s misleading August 26th press release. The Company’s disingenuous press release relies on cherry-picked excerpts from an email exchange between Mr. Rosenzweig and Nominating and Governance Committee Chair Morris Panner in order to suggest that Mr. Razin would not make his director candidates available for interviews. The email exchange was commenced by Mr. Rosenzweig following Mr. Panner’s attempts to covertly contact Mr. Razin’s director candidates just days after the Company declared in its preliminary proxy statement that it does not support the election of those very individuals. As shareholders can see below, Mr. Rosenzweig stated that he and Mr. Razin are open to a dialogue with the Board of Directors and that they will permit candidate interviews once an acceptable framework for a consensual resolution is in place.

Messrs. Razin and Rosenzweig urge their fellow shareholders not to be misled by the Company’s seemingly desperate attempts to divert attention away from the need for boardroom change. We believe shareholders should focus on what has occurred during the six-year chairmanship of Jeffrey Margolis:

•	The Company’s shares have dramatically underperformed the broader market, relevant indices and various peers – in fact, a dollar invested in NextGen Healthcare on the day Mr. Margolis became Chairman is worth practically the same today;

•	The Company’s organic growth has been anemic;

•	The Company’s margins have eroded;

•	The Company’s balance sheet has deteriorated due to debt-fueled acquisitions, including certain questionable deals;

•	The Company has been slow to embrace diversity across leadership roles, and;

•	The Company has recently filed a preliminary proxy statement that includes an array of entrenchment maneuvers and manipulations of the corporate machinery, including a proposed reincorporation in Delaware that weakens shareholders’ rights.

We suspect yesterday's disingenuous press release was another attempt to distract shareholders from the aforementioned issues. It is unfortunate that the Company’s Board of Directors, under the control of Mr. Margolis and individuals such as Mr. Panner, continue to defy the tenets of sound corporate governance and waste shareholders’ resources on a low-road campaign.

TEXT OF EMAIL EXCHANGE BETWEEN MESSRS. PANNER AND ROSENZWEIG

On Tue, Aug 24, 2021 at 3:33 PM Lance Rosenzweig wrote:

Dear Morris,

I understand from nominees that you have been reaching out to them directly. You are hereby on notice that you are not authorized to unilaterally contact the nominees without Shelly’s authorization to do so.

Sincerely,

Lance

From: Morris Panner

Sent: Wednesday, August 25, 2021 7:45 AM

To: Lance Rosenzweig

Cc: Sheldon Razin

Subject: Re: Director Nominees

Hi Lance,

Shelly and you delivered a nomination notice to the Company last Thursday. In our announcement Monday responding to your notice, we stated "[w]e wil consider the four new independent individuals Shelly has nominated as part of the director search process underway." The Nomination and Governance Committee's charter requires us to "assist the Board in identifying individuals qualified to become Board members and Board committee members, and to select the director nominees for each annual meeting of stockholders." In my role as Chair of the Committee, I have reached out to each of your nominees to arrange interviews with the Committee, as well as Spencer Stuart, so that the Committee can make its recommendations. We do not need your or Shelly's permission to arrange these interviews and it is up to each nominee to decide if he or she will participate in the interview process. That being said, to the extent any of your nominees would like Shelly's approval to participate, we believe that it is in your interest to provide it. Specifically, Julie Schoenfeld left me a message that she is happy to speak to me, but would like Shelly's approval. Please let me know.

Best regards,

Morris

[phone number redacted]

On Wed, Aug 25, 2021 at 12:42 PM Lance Rosenzweig wrote:

Hi Morris,

Thank you for your note. As you know, the Board has selected its slate for the 2021 Annual Meeting (albeit with 2 empty slots that create questions around the Board's intentions) and Shelly has nominated his own slate of directors. Both sides are seeking the election of their own candidates on their own respective proxy cards. Neither the Nomination and Governance Committee nor the Board has any right, duty or obligation to interview Shelly's candidates. That the nominees are duly qualified to serve should be clear from the information provided in the Nomination Letter, and shareholders will have ample information about Shelly's nominees in order to make a fully informed voting decision at the upcoming Annual Meeting. You are grossly mistaken in your belief that the Board needs to make any recommendation on Shelly's candidates and, quite frankly, the Board's actions over the past week involving the purported Reincorporation and otherwise give us no faith in its intentions with respect to interviews with our candidates. If you want to have a discussion with Shelly and/or myself about Shelly's candidates, the 2 open slots or any related matter, we are open to such a dialogue. What we will not stand for is any further attempts by the Board to manipulate the Annual Meeting process by seeking to secure consents from our nominees to serve on the Board's slate or any related attempted activity. We do not see any reason for our candidates to be subject to interviews with the Nomination and Governance Committee or Spencer Stuart. If we reach a consensual framework for the composition of the Board, we would of course be happy at such time to allow appropriate confirmatory interviews to take place.

Best,

Lance

***

Certain Information Concerning the Participants

Sheldon Razin (“Mr. Razin”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2021 Annual Meeting of Shareholders of NextGen Healthcare, Inc., a California corporation (the “Company”).

MR. RAZIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, MR. RAZIN WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO MR. RAZIN’s PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Sheldon Razin, Kenneth Fearn, Ramon Gregory, Lance Rosenzweig, Julie Schoenfeld and Ruby Sharma.

As of the date hereof, Mr. Razin beneficially owns 10,200,327 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company, 100 shares of which are held of record by Mr. Razin. As of the date hereof, Mr. Rosenzweig beneficially owns 35,782 shares of Common Stock. As of the date hereof, none of Messrs. Fearn or Gregory or Mses. Schoenfeld or Sharma beneficially own any shares of Common Stock.

Contacts

Harkins Kovler
Jordan Kovler / Rahsaan Wareham, 212-468-5380
jkovler@harkinskovler.com / rwareham@harkinskovler.com

MKA
Greg Marose / Bela Kirpalani, 646-386-0091
gmarose@mkacomms.com / bkirpalani@mkacomms.com

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